Exhibit 99.1

Bausch & Lomb Announces Changes in Americas Region Commercial Management

•	Gary M. Phillips, M.D. will head U.S. Pharmaceutical and Surgical Businesses

•	Angela J. Panzarella assumes additional responsibility for Commercial Operations in Canada and Latin America

•	Robert J. Moore continues as head of U.S. Vision Care Businesses

•	Paul G. Howes resigns from Company

FOR RELEASE FRIDAY, JANUARY 5, 2007

ROCHESTER, NEW YORK - Bausch & Lomb (NYSE/BOL) today announced a realignment of management responsibilities for the Americas Region, following the announcement by Paul G. Howes, currently senior vice president and president-Americas Region that he intends to resign from the company to pursue career opportunities elsewhere. Howes will remain with Bausch & Lomb to effect an orderly transition to the new management structure.

Gary M. Phillips, M.D. will head the U.S. pharmaceutical and surgical businesses. Currently corporate vice president-global pharmaceuticals, Phillips joined Bausch & Lomb in 2002 from Novartis Pharmaceuticals. An announcement regarding Phillips’ replacement as head of global strategy for the pharmaceuticals business will be made at a later date.

Angela J. Panzarella, corporate vice president-global vision care, will assume responsibility for the commercial operations in Canada and Latin America in addition to her current responsibility for global strategy for the contact lens and lens care businesses. Panzarella has been with Bausch & Lomb since 1988 and was named to her current position in 2001.

Robert J. Moore will continue in his position as vice president and general manager of the U.S. vision care and OTC eye care business, a position he has held since 2004.

“One of the hallmarks of Paul Howes’ tenure with Bausch & Lomb was his passionate focus on developing and maintaining excellent customer relationships,” said Ronald L. Zarrella, chairman and CEO of the company. “We appreciate his willingness to help us manage a smooth transition to the new structure and wish him continued success in the future.”

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York. Bausch & Lomb employs approximately 13,700 people worldwide and its products are available in more than 100 countries. More information about the Company is on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.